 SECURITIES ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”), dated as of June 11, 2008, is entered into by and among China Advanced Construction Materials Group, Inc., a Delaware corporation (the “Company”), the individual signatories hereto on Schedule A (each an “Investor” and collectively, the “Investors”), Professional Offshore Opportunity Fund, Ltd., as representative of the Investors (the “Investor Representative”), Xianfu Han and Weili He (collectively, the “Stockholders”) and American Stock Transfer & Trust Company (hereinafter referred to as the “Escrow Agent”). All capitalized terms used but not defined herein shall have the meanings assigned them in the Subscription Agreement, between the Company and each Investor in the Offering.

BACKGROUND

The Company is selling investment units (“Units”), each consisting of (i) one share of the Company’s Series A Convertible Preferred Stock, par value $.001 per share, each share of which will be convertible into four (4) shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”) and (ii) a warrant to purchase two (2) shares of Common Stock, par value $.001 per share. As an inducement to the Investors to enter into the Subscription Agreement, the Stockholders have agreed to place the Escrow Shares (as defined below) into escrow for the benefit of the Investors in the event the Company fails to satisfy the Performance Thresholds (as defined below). Pursuant to the terms of the Offering, as described in the Company’s Private Placement Memorandum (“PPM”) dated March 17, 2008, as amended on April 11, 2008, May 21, 2008 and May 28, 2008 and in the Consent to Modification and Amendment Agreement of the PPM dated as of the date hereof, the Company, the Stockholders and the Investor Representative have agreed to establish an escrow account (the “Escrow Account” on the terms and conditions set forth in this Agreement and the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Appointment of Investor Representative. The Investors hereby appoint the Investor Representative to act on their collective behalf with respect to all matters within the scope of this agreement, and the Investor Representative hereby accepts such appointment. All decisions of the Investor Representative with respect to the subject matter of this Agreement shall be binding on the Investors absent fraud or willful misconduct.

2. Appointment of Escrow Agent. The Investor Representative on behalf of the Investors, the Stockholders and the Company hereby appoint American Stock Transfer & Trust Company as escrow agent to act in accordance with the terms and conditions set forth in this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth.

3. Establishment of Escrow. Upon the execution of this Agreement, the Stockholders shall deliver to the Escrow Agent stock certificates evidencing 3,500,000 shares in the aggregate of the Company’s Common Stock, which shares shall be transferred into the name of the Escrow Agent (collectively, the “Escrow Shares”) along with stock powers executed in blank. Notwithstanding the foregoing transfer, the Stockholders shall have the right to vote the Escrow Shares until such time as they are eligible for transfer to the Investors pursuant to the terms of this Agreement. The Company shall take all steps to assure that the Escrow Shares are transferred on the books and records of the Company into the name of the Escrow Agent.

4. Representations of the Stockholders. The Stockholders hereby represent and warrant to the Investors and the Investor Representative as follows:

4.1 The Escrow Shares are validly issued, fully paid and nonassessable shares of the Company. The Stockholders are the record and beneficial owners of the Escrow Shares and have good title to the Escrow Shares, free and clear of all pledges, liens, claims and encumbrances, except encumbrances created by this Agreement and the Lock-Up Agreements entered into with the Stockholders, and the Escrow Agent shall hereafter have good record title to such shares. There are no restrictions on the ability of the Stockholders to transfer the Escrow Shares to the Escrow Agent or for the Escrow Agent to transfer the Escrow Shares to the Investors, except as stated herein. There are no restrictions on the ability of the Stockholders enter into this Agreement other than transfer restrictions under applicable federal and state securities laws. Upon any delivery of Escrow Shares to the Investors hereunder, the Investors will acquire good and valid title to the Escrow Shares, free and clear of any pledges, liens, claims and encumbrances.

4.2 The performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Stockholders pursuant to the terms of the certificate of incorporation or by-laws of the Company or any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Stockholders or affecting the Escrow Shares. No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Stockholders.

5. Disbursement of Escrow Shares.

5.1 For purposes of this Agreement, “Net Income” means net income as defined under United States generally accepted accounting principles (“GAAP”), consistently applied, for the Company, except that there shall be assumed each year that there are dividends payable on each share of outstanding Series A Preferred Stock at the annual rate of nine percent (9%) (which amount of dividends, to the extent paid by the Company, shall be added back (if and to the extent previously subtracted in the calculation of Net Income in accordance with GAAP) to Net Income prior to determining if the Performance Thresholds (defined below) have been satisfied) and that, other than in the fiscal year (“FY08”) ending June 30, 2008 for which Net Income shall be calculated on a pre-tax basis, the Company’s income is subject to tax at an assumed twenty-five percent (25%) rate, and provided, however, that the Company’s Net Income shall be increased by any non-cash charges incurred as a result of the Offering (due to non-cash amortization on warrants and loss from change in fair value of the Warrants charged to the Company’s results of operation, if any, and if and to the extent previously subtracted in the calculation of Net Income in accordance with GAAP). The Company’s Net Income for FY08 and fiscal year (“FY09”) ending June 30, 2009 shall also be increased by any cash and non-cash charges related to the share exchange agreement dated April 29, 2008, by and among the Company, Xin Ao Construction Materials, Inc., a company incorporated under the laws of the British Virgin Islands (“BVI-ACM”), and each of the shareholders of BVI-ACM, and this Offering, including but not limited to the following: attorney’s fees, professional fees, consulting fees, edgar filing fees, auditing fees and any liquidated damages pursuant to Section 7.1 of the Subscription Agreements.

5.2 The Company has established the following financial performance thresholds (collectively, the “Performance Thresholds”): (i) $5,200,000 of Net Income (calculated on a pre-tax basis solely with respect to FY08) for FY08 (the “FY08 Threshold”), (ii) $9,000,000 of Net Income for FY09 (the “FY09 Threshold”) and (iii) Net Income equal to or greater than the Company’s Net Income for the fiscal year ending June 30, 2009, for the fiscal year (“FY10”) ending June 30, 2010 (the “FY10 Threshold”). The Company will provide the Investor Representative with its audited financial statements for FY08, FY09 and FY10, prepared in accordance with US GAAP, consistently applied with its financial statements for the fiscal year ending June 30, 2007, on or before September 30, 2008, September 30, 2009 and September 30, 2010, respectively (the “Due Date”), along with a certification from the Company’s Chief Financial Officer calculating Net Income for such year as provided above, and a letter from the Company’s auditors confirming the accuracy of the CFO’s calculation, so as to allow the Investor Representative the opportunity to evaluate whether the Performance Threshold has been attained each year.

5.3 If the Company’s Net Income (as calculated pursuant to Section 5.1 above) for any one of FY08, FY09 or FY10 is less than 100% of the applicable Performance Threshold, respectively, then the Performance Threshold will be deemed not to have been achieved and all of the Escrow Shares shall be forfeited by the Shareholders and delivered by the Escrow Agent to the Investors (pro rata based on the number of Units purchased by each Investor in the Offering as shown on Exhibit A). The Investor Representative shall provide written instructions to the Escrow Agent, with copies to the Company and the Stockholders, instructing the Escrow Agent to deliver to the Investors, at the addresses set forth on Exhibit A, within ten (10) business days following delivery of the Investor Representative’s notice pursuant to this Section 5.3, certificates registered in the name of each Investor, subject to Section 5.6 below and provided that the Escrow Agent has received such certificates from the Company’s transfer agent, evidencing the Investor’s pro rata portion of the Escrow Shares, and the Escrow Agent shall make such delivery to the Investors if no objection is received from the Stockholders.

5.4 If the Escrow Shares remain in the Escrow Account after the Investor Representative has had the opportunity to evaluate whether or not the Company has attained the FY10 Performance Threshold, then all of the Escrow Shares remaining in the Escrow Account shall be delivered to the Stockholders, in proportion to the amount contributed by each, and the Investor Representative shall provide written instructions to the Escrow Agent instructing the Escrow Agent to deliver the Escrow Shares to the Stockholders within ten (10) business days following delivery of the financial statements for FY10 to the Investor Representative.

5.5 In the event that any Escrow Shares are to be delivered to the Investors pursuant to this Section 5, the Company shall use best efforts to promptly cause the Escrow Shares to be delivered to the Investors, including causing its transfer agent promptly to issue the certificates in the names of the Investors and causing its securities counsel to provide any written instruction required by its transfer agent or the Escrow Agent in a timely manner so that the issuances and delivery contemplated above can be achieved within ten (10) business days following delivery of the applicable financial statements to the Investor Representative and so that the Escrow Shares can be delivered without restrictive legend so long as six (6) months have passed since the date of this Agreement.

5.6 Notwithstanding anything to the contrary herein, those Investors that became holders of Preferred Stock pursuant to the Offering shall be entitled to their pro rata portion of the Escrow Shares at the time of any distribution of Escrow Shares, regardless of whether they have subsequently transferred their Preferred Stock; provided, however, if an Investor has entered into a written agreement evidencing such Investor’s transfer and assignment of all its rights and obligations under this Agreement, and has provided written notice to the Company and the Escrow Agent of such transfer in accordance with Section 14 below (a “Notice of Transfer”), then in the event that any Escrow Shares are to be delivered to the Investors in accordance with this Section 5, the Company shall direct its transfer agent to issue the certificates in the names of the transferee(s) and the Escrow Shares shall be delivered by the Escrow Agent to the transferee(s) as set forth in the Investor’s Notice of Transfer.

6. Investment Intent; Limited Transferability of Escrow Shares.

6.1 By accepting the Escrow Shares, each Investor represents to the Company that it understands that the Escrow Shares have not been registered for sale under Federal or state securities laws and are being delivered to the Investor pursuant to one or more exemptions from the registration requirements of such securities laws. Each Investor understands that it must bear the economic risk of its investment the Escrow Shares and hold such securities for an indefinite period of time, as such securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless an exemption from such registration is available. Each Investor further represents to the Company, by accepting the Escrow Shares, that it has full power and authority to accept the Escrow Shares and make the representations set forth herein.

6.2 Each Investor, by its acceptance of the Escrow Shares, represents to the Company that it is acquiring the Escrow Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Act”). Each Investor agrees, by acceptance of the Escrow Shares, that such shares will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Act and any applicable state securities laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Act.

6.3 Each Investor, by its acceptance of the Escrow Shares, acknowledges that the Escrow Shares may not be sold, transferred, assigned or hypothecated by the Investor except in compliance with the provisions of the Act and the applicable state securities “blue sky” laws, and is so transferable only upon the books of the Company which it shall cause to be maintained for such purpose.

7. Duration. This Agreement shall terminate on the distribution of all the Escrow Shares in accordance with Section 5 above.

8. Interpleader. Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrow Shares, the Escrow Agent shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. The Escrow Agent is also hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing Escrow Agent. If the Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 8 shall be filed in any court of competent jurisdiction in New York, New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrow Shares.

9. Exculpation and Indemnification of Escrow Agent.

9.1 The Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. The Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. The Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than the Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document. Except for this Agreement and instructions to the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

9.2 The Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

9.3 The Escrow Agent will be indemnified and held harmless, jointly and severally, by the Company and the Stockholders from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by the Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent hereunder; except, that if the Escrow Agent is guilty of willful misconduct, fraud or gross negligence under this Agreement, then the Escrow Agent will bear all losses, damages and expenses arising as a result of such willful misconduct, fraud or gross negligence. Promptly after the receipt by the Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, the Escrow Agent will notify the other parties hereto in writing. For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 9 shall survive the termination of this Agreement.

10. Fees and Expenses. The Company will pay the Escrow Agent $_________ for all services rendered by the Escrow Agent hereunder. In addition, the Company agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees of one counsel.

11. Resignation of Escrow Agent. At any time, upon ten (10) days’ written notice to the Company, the Escrow Agent may resign and be discharged from its duties as escrow agent hereunder. As soon as practicable after its resignation, the Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by the Escrow Agent, the Company shall have failed to appoint a successor escrow agent, the Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

12. Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, the Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by the Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to the Escrow Agent.

13. Registration Rights. If any Escrow Shares are distributed to the Investors hereunder, but counsel for the Company is unable to opine that the Escrow Shares may be delivered to the Investors free of restrictive legend, then the Investors shall have the right to participate in the registration rights granted to them in connection with their purchase of the Units pursuant to Article VII of the Subscription Agreement. By executing this Agreement, the Company agrees to comply with the provisions in Article VII of the Subscription Agreement. The Company shall also engage Counsel to timely provide the opinion required under this Section.

14. Notice. All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier to the following addresses:

If to Escrow Agent:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: Herbert Lemmer

If to the Company or the Stockholders:

China Advanced Construction Materials Group, Inc.
Yingu Plaza, 9 Beisihuanxi Road, Suite 1708
Haidian District, Beijing 100080
Attention: Xianfu Han, Chief Executive Officer

With a copy to:
Anslow + Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Richard Anslow, Esq.

If to the Investor Representative:

Professional Offshore Opportunity Fund, Ltd.
1400 Old Country Road
Suite 206
Westbury, NY 11590
Attention: Howard B. Berger, Manager

or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above.

15. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

16. Assignment and Modification. This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement. This Agreement may be changed or modified only in writing signed by all of the parties hereto.

17. Applicable Law. This Agreement shall be governed by and construed with the laws of the State of New York applicable to contracts made and to be performed therein. Any litigation concerning the subject matter of this Agreement shall be exclusively prosecuted in the state or federal courts located in New York, New York, and all parties consent to the excusive jurisdiction and venue of those courts.

18. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

19. Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

By:	/s/ Xianfu Han
Name: Xianfu Han
Title: Chief Executive Officer

PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD.

By:	/s/ Howard Berger
Name: Howard Berger
Title: Manager

STOCKHOLDERS:

/s/ Xianfu Han
Xianfu Han, in his individual capacity

/s/ Weili He
Weili He, in his individual capacity

Exhibit A

Investor Signature Page

The undersigned hereby (i) agrees to the annexed Securities Escrow Agreement, (ii) consents to the appointment of the Investor Representative, and (iii) states that next to the undersigned’s name below is the number of Units purchased by the undersigned in _______ 2008 and the dollar amount invested by the undersigned.

Signature: ________________________________
Name: ___________________________________
Entity Name: ______________________________
Number of Units Purchased: __________________
Amount of Investment (in USD): _______________
Tax Id. No.: _______________________________